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                                                                     EXHIBIT 4.2


                            STOCK OWNERSHIP PLAN OF
                        NORAM TELECOMMUNICATIONS, INC.



                                Amendment No. 1
                                ---------------

          Pursuant to Section 10.2 of the Stock Ownership Plan of Noram Telecommunications, Inc. (the "Plan"), the sponsoring employer hereby amends the plan as follows:

          1. Key Employee. Section 12.1(d) is amended by replacing the reference to Section "402(a)(8)" with "402(e)(3)."

          2. Permanent Part Time. Section 2.1-4 shall be deleted in its entirety and nothing substituted therefor.

          3. Compensation. Section 1(f) shall be amended by inserting the following paragraphs at the end thereof:

               In determining the Compensation of a Participant, who is either a 5% owner or is both a Highly Compensated Employee and one of the ten most highly compensated employees, the rules of Section 414(q) of the Code shall apply, except in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the year. If, as a result of the application of such rules, the adjusted $150,000 limitation is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this Section prior to the application of this limitation.

               In determining Compensation of any Highly Compensated Employee, all overtime compensation and 50% of all commission earnings shall be excluded for purposes of allocating the contributions under this Plan.

          4. Deemed Distributions. Section 5.5-3 shall be amended by adding the following sentence at the end thereof:

     Any Participant who severs employment and whose Account is not vested shall be deemed to have received a distribution of the vested portion of such Account.
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          5.   Voting Employer Stock. Section 6.1 shall be amended to read as follows:

          6.1  Voting Employer Stock.

          6.1-1     The Trustees shall vote all Employer Stock held in the trust fund; provided that Participants and Beneficiaries shall have the right to vote shares of Employer Stock allocated to their Accounts in the following circumstances:

          (a) If the Employer Stock is required to be registered under section 12 of the Securities Exchange Act of 1934;

          (b)  If the Employer Stock would be required to be registered under section 12 of the Securities Exchange Act of 1934 except for the exemption provided in Section 12(g)(2)(H) of that act; or

          (c) If the Employer Stock is to be voted with respect to any corporate matter which involves the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in Treasury Regulations.

     In such cases, each Participant or Beneficiary shall be permitted one vote per share of Employer Stock allocated to his or her Account and the Trustees shall vote the shares of Employer Stock allocated to the Accounts as directed by the Participants and Beneficiaries.

          5. Effective Date. This amendment shall be effective for Plan Years commencing after December 31, 1995. Except as amended, the plan shall continue in full force and effect.

                                     NORAM TELECOMMUNICATIONS, INC.


                                     By:  /s/ PATRICK A. McCLOSKEY
                                         ---------------------------------------
                                     Date Signed:   8/15/97
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